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                                                                     EXHIBIT 3.5

                               THE SHAW GROUP INC.
                             SECRETARY'S CERTIFICATE
                   SUPPLEMENT TO BYLAWS OF THE SHAW GROUP INC.

         I, Gary P. Graphia, the duly appointed and authorized Secretary of The Shaw Group Inc., a Louisiana corporation, (the "Company"), do hereby certify that the following Article XII was duly adopted as a supplement to the Amended and Restated Bylaws of the Company at a meeting of the Board of Directors of the Company, duly held on October 15, 2003, a quorum being present and acting throughout, which resolution has not been modified, revoked or rescinded and remains is in full force and effect as of the date hereof:

                                  "ARTICLE XII

                           CONTROL SHARE ACQUISITIONS

                  Effective as of October 16, 2003, the provisions of Louisiana Revised Statutes 12:135 through 140.2 (inclusive), as the same may hereafter be amended (collectively and as so amended, the "Louisiana Control Share Statute"), shall not apply to acquisitions that have been approved by the Board of shares of capital stock of the Company (and/or other securities of the Company exercisable or exchangeable for, or convertible into, in each case with or without consideration, shares of capital stock of the Company) directly from the Company in a public or private offering by the Company, whether underwritten or not, of such shares or other securities (including any acquisitions of securities directly from the Company upon exchange, exercise or conversion of any such shares or securities so acquired), regardless of whether any shares or other securities so acquired are authorized but unissued shares or securities, treasury shares or securities, or a combination thereof. The provisions of this Article XII are included in these Bylaws solely as a precautionary measure and to avoid any doubt whether the Louisiana Control Share Statute applies to any such acquisition and shall not constitute an acknowledgement or be deemed an admission by the Company or the Board that the Louisiana Control Share Statute would, but for the provisions of this Article XII, apply to any such acquisition."

                  IN WITNESS WHEREOF, I have hereunto signed my name as of the 15th day of October, 2003.

                                               SECRETARY:


                                               /s/ GARY P. GRAPHIA
                                               ---------------------------------
                                               Gary P. Graphia, Secretary